Exhibit 10(i)(O)

Qimonda AG
Confidential Materials Omitted and Filed Separately with the
Securities and Exchange Commission.
Confidential Portions denoted by [***].
Cooperative Joint Venture Contract
for the establishment of
Infineon Technologies Suzbou Co., Ltd.
by and between
Infineon Technologies China Co., Ltd.
and
China-Singapore Suzhou Industrial Park Ventures Co., Ltd.

- i -

Preliminary Statement
THIS COOPERATIVE JOINT VENTURE CONTRACT (this “Contract”) is entered into this 28th day of July, 2003 in accordance with the “Law on Sino-foreign Cooperative Joint Ventures of the People’s Republic of China” and other applicable Chinese laws and regulations by and between Infineon Technologies China Co., Ltd. (“Party A”), a holding company with limited liability formed in PRC whose principal office is located at No. 7, Lane 647 Song Tao Road, Zhangjiang Hi-tech Park, Pudong New District, Shanghai, PRC, and China-Singapore Suzhou Industrial Park Ventures Co., Ltd. (“Party B”), a limited liability company duly organized and validly existing under the laws of China whose principal office is located at 11th Floor International Building, #2 Suhua Road Suzhou Industrial Park, Jiangsu, PRC.
The Parties hereby agree jointly to establish a sino-foreign cooperative Company (as hereinafter defined) in Suzhou Industrial Park, Suzhou, Jiangsu Province, the People’s Republic of China on the terms and conditions set forth below.
Article 1 Definitions
Unless the terms or the context of this Contract otherwise provide, the following terms shall have the meanings set forth below:
1.1	“Affiliate” of a Party means any corporation, partnership, joint venture or other entity controlling, controlled by, or under common control with, such Party, excluding the Company.

1.2	“Approval Authority” shall mean the Suzhou Industrial Park Administrative Committee and any other governmental agencies whose approval may be required by Laws and Regulations with respect to matters referred to herein.

1.3	“Articles of Association” shall mean the Articles of Association of the Company as executed by the Parties of even date of this Contract and amended thereby from time to time.

1.4	“Board” or “Board of Directors” shall mean the Board of Directors of the Company.

1.5	“Business License” shall mean the business license to be issued to the Company by the PRC State Administration for Industry and Commerce through the Suzhou Industrial Park Industry and Commerce Administration Bureau.

1.6	“Business Registration Authority” shall mean the Suzhou Industrial Park Industry and Commerce Administration Bureau or its successor in charge of the matters of which it is currently in charge as referred to herein.

1.7	“Call Option” shall mean the option exercisable by Party A to require Party B to sell all or part of its equity contribution to the Company to Party A at the same amount invested by Party B together with any unpaid accrued Return as defined in Article 8, as more particularly described in Article 6.1.

1.8	“China” or the “PRC” shall mean the People’s Republic of China.

1.9	“Company” shall mean the cooperative company formed by the Parties pursuant to the applicable Laws and Regulations of the PRC, as well as this Contract and the Articles of Association.

1.10	“Directors” shall mean the members of the Board of Directors of the Company.

1.11	“Event of Force Majeure” shall mean any unforeseeable and unavoidable event or circumstance beyond the control of a Party occurring after the execution of this Contract including, without limitation, epidemic, fire, storm, typhoon, flood, earthquake, explosion, war and serious strikes or work stoppages, acts of governments and other internationally recognized events of force majeure which prevents the performance, in whole or in part, of this Contract by any Party or the Company.

1.12	“Germany” shall mean the Federal Republic of Germany.

1.13	“Joint Venture Term” shall mean the duration of the Company as provided for in Article 16 hereof.

1.14	“Laws and Regulations” shall mean the officially-published and publicly available laws, regulations and rules of the PRC, insofar as they apply to Cooperative Joint Ventures that use investments of the PRC and/or foreign investment.

1.15	“Parties” shall mean Party A and Party B hereto, collectively, and “Party” shall mean any of the Parties hereto, individually.

1.16	“Renminbi” or “RMB” shall mean the lawful currency of the PRC. “US dollars” or “USD” shall mean the lawful currency of the United States of America.

1.17	“Subsidiary’’ shall mean any corporation in which any of the Parties and/or their parent companies, owns or controls 50% (Fifty Percent) or more of the total voting stocks.
Article 2 Parties to Cooperative Company
2.1	The Parties to this Contract are:

Party A:	Infineon Technologies China Co., Ltd.
Place of Registration:	No. 7, Lane 647 Song Tao Road, Zhangjiang
Hi-tech Park, Pudong New District, Shanghai, PRC
Legal Address:	No. 7, Lane 647 Song Tao Road, Zhangjiang
Hi-tech Park, Pudong New District, Shanghai, PRC
Legal Representative:	Name:	LOH Kin Wah
	Position:	Chairman
	Nationality:	Malaysian

Party B:	China-Singapore Suzhou Industrial Park Ventures Co., Ltd.
Place of Registration:	11th Floor International Building, #2 Suhua
Road Suzhou Industrial Park, Jiangsu, PRC
Legal Address:	11th Floor International Building, #2 Suhua
Road Suzhou Industrial Park, Jiangsu, PRC
Legal Representative:	Name:	WANG Jinghua
	Position:	Chairman of the Board
2.2	Representations and Warranties
(a)	Each Party hereby represents and warrants to the other Party that:
(i)	in the case of Party A, it is a holding company with limited liability duly established and validly existing as a legal person under the Laws and Regulations, and in the case of Party B, it is a limited liability company duly organized and validly existing under the Laws and Regulations;

(ii)	it has full legal right, power and authority to execute this Contract, the Articles of Association, and any agreements and documents referred to in this Contract to which it is a Party and to observe and perform its obligations hereunder and thereunder;

(iii)	its legal representative named above is duly authorized and empowered to sign, execute and give effect to on its behalf this Contract, the Articles of Association, and any agreements and documents referred to in this Contract to which it is a Party;

(iv)	it has taken all appropriate and necessary corporate actions to authorize the execution of this Contract including the Articles of Association and all of the agreements and documents referred to in this Contract to which it is a Party and to authorize the performance and observance of the terms and conditions hereof and thereof; and

(v)	its execution, delivery and performance of this Contract, the Articles of Association and any other agreements and documents contemplated hereunder will not violate any of its constitution documents, any other agreement or obligation of such Party, or any currently effective law, regulation or decree of its jurisdiction of organization or incorporation that may be applicable to any aspect of the transactions contemplated hereunder.

Article 3 Establishment of Cooperative Company
3.1	Establishment of Company

In accordance with the Laws and Regulations and based upon the provisions of this Contract, the Parties have agreed to establish the Company, which shall be managed and operated by Party A.

The Parties have also agreed to draw up and sign the Articles of Association of the Company. This Contract and the Articles of Association shall be signed by the legal representatives or duly authorized representatives of the Parties and submitted to the competent authorities for examination and approval.

In case of any inconsistency or conflict between the provisions of this Contract and the Articles of Association, the provisions of this Contract shall prevail, and the Parties shall undertake to amend the Articles of Association so as to conform with the provisions of this Contract.

3.2	Limited Liability Company

The Company shall be a limited liability company with the status of enterprise legal person under the Laws and Regulations. The liabilities of the Parties to the Company’s creditors are limited to the amount of the registered capital of the Company and the assets of the Company shall be the only source available to the Company’s creditors for satisfaction of their justified claims. No Party shall bear any liability whatsoever for the debts or obligations of the Company, other than its respective share of liability as specified in this Contract within the limitation of the registered capital of the Company.

In case of losses, neither Party shall be obliged to make funds available to the Company in excess of its proportion of the registered capital of the Company.

3.3	Name and Address of Company

The name of the Company shall be in Chinese and Infineon Technologies Suzhou Co., Ltd. in English. The use of the corporate name “Infineon” shall be subject to the Contract on the Use of Name “Infineon”, to be concluded between Infineon Technologies AG and the Company where the Company shall cease to use the word “Infineon” as part of its name if directed by Party A in the event that Party A is no longer the single largest shareholder in the Company. The legal address of the Company shall be Fangzhou Road, Suzhou Industrial Park, Jiangsu, PRC.

3.4	Date of Establishment

The date of the establishment of the Company shall be the date on which the Company is issued its Business License.

3.5	Change of Law or Policy
(a)	If, after the date of the execution of this Contract, the PRC government, whether at the national level or local level, adopts any new law, regulation, rule or policy, amends or repeals any provision of any existing law, regulation, rule or policy, or adopts any different interpretation or method of implementation of any law, regulation, rule or policy which results in more favorable treatment available to the Company or any Party (without resulting in less favorable treatment to any other Party) than the terms of this Contract, the Company and the Party concerned shall promptly apply to receive the benefits of such more favorable treatment and the other Party shall use diligent efforts to facilitate such application.

(b)	If, after the date of the execution of this Contract, the PRC government whether at the national level or local level, adopts any new law, regulation, rule or policy, amends or repeals any provision of any law, regulation, rule or policy, or adopts any different interpretation or method of implementation of any law, regulation, rule or policy which materially and adversely affects any Party’s economic benefits under this Contract, then upon written notice thereof from the affected Party to the other Parties, the Parties shall promptly consult with each other and determine whether (i) to continue to implement this Contract in accordance with the original provisions thereof; or (ii) to effectuate necessary adjustments in order to preserve each Party’s economic benefits under this Contract on a basis no less favorable than the economic benefit it would otherwise receive had such law, regulation, rule or policy not been promulgated, amended, repealed or so interpreted or implemented.

(c)	If any prior approval is required for the operation of this Contract, either Party shall not be deemed to have carried out any obligations under the same unless such approval shall have been obtained.
3.6	Branches

The Company may establish branch offices and subsidiaries anywhere in the PRC and abroad upon the approval of the Board of Directors and the Approval Authority (if required).
Article 4 Purpose and Scope of Business of Cooperative Company
4.1	Purpose

The purpose of the Company shall be to provide an efficient backend operation for the Memory Products Group of Infineon Technologies AG with its attendant benefits to the semiconductor industry in China, as well as to achieve the satisfactory economic returns for the Parties hereto.

4.2	Business Scope

The business scope of the Company shall be to research & develop, manufacture, assemble & test IC memory products, sell its products and provide related services.

4.3	Business Scale

The scale of business of the Company is intended to provide backend to the memory products of Infineon Technologies AG with the long-term production volume estimated at l,000,000,000 (in words: One Billion) pieces per year.
Article 5 Total Amount of Investment and Registered Capital
5.1	Total Amount of Investment

The total amount of investment of the Company shall be US dollars 1,000,000,000 (in words: One Billion US dollars).

5.2	Registered Capital

The registered capital of the Company shall be US dollars 333,000,000 (in words: Three Hundred Thirty Three Million US dollars). For the avoidance of doubt, the liability of both Party A and Party B to contribute to the registered capital of the Company shall be limited to US dollars 333,000,000 (in words: Three Hundred Thirty Three Million US dollars) as per the distribution stated in Articles 5.3 and 5.4.

5.3	Contribution of Party A to Registered Capital

Party A’s contribution to the registered capital of the Company shall be made in US dollars in an amount of US dollars 241,425,000 (in words: Two Hundred Forty One Million Four Hundred Twenty Five Thousand US dollars) in cash, which shall represent 72.5% (in words: Seventy Two Point Five Percent) of the total registered capital of the Company.

5.4	Contribution of Party B to Registered Capital

Party B’s contribution to the registered capital of the Company shall be made in RMB in an amount that equals to US dollars 91,575,000 (in words: Ninety One Million Five Hundred Seventy Five Thousand US dollars) in cash at the official middle exchange rate on the date of payment, which shall represent 27.5% (in words: Twenty Seven Point Five Percent) of the total registered capital of the Company.

5.5	Contribution Schedule

The Parties’ registered capital contribution shall be made in accordance with the following schedule:

(a)	Within 90 (Ninety) days from the issuance of the Business License, Party A shall contribute US dollars 16,650,000 (in words: Sixteen Million Six Hundred Fifty Thousand US dollars), which shall represent 5% (Five Percent) of the total registered capital of the Company; Party B shall contribute an amount in RMB that is equivalent to US dollars 33,300,000 (in words: Thirty Three Million Three Hundred Thousand US dollars), which shall represent 10% (Ten Percent) of the total registered capital of the Company.

(b)	By the end of June, 2004, Party A shall contribute an additional US dollars 58,275,000 (in words: Fifty Eight Thousand Two Hundred Seventy Five Thousand US dollars), which cumulatively shall represent 22.5% (Twenty Two Point Five Percent) of the total registered capital of the Company; Party B shall contribute an additional amount in RMB that is equivalent to US dollars 58,275,000 (in words: Fifty Eight Million Two Hundred Seventy Five Thousand US dollars), which cumulatively shall represent 27.5% (in words: Twenty Seven Point Five Percent) of the total registered capital of the Company.

(c)	Party A shall contribute the outstanding balance of its cash contribution, i.e. US dollars 166,500,000 (in words: One Hundred Sixty Six Million Five Hundred Thousand US dollars), which shall represent 50% (Fifty Percent) of the total registered capital of the Company within 5 (Five) years as of the date of the establishment of the Company.
5.6	Investment Certificates

The Company shall retain at its expense an international certified public accountant registered in China and acceptable to the Parties to verify the capital contributions by the Parties and issue a capital verification report. The Company shall then issue investment certificates to each Party evidencing the contributions by each Party on the basis of such report in the following items:
(a)	name of the Company;

(b)	date of establishment of the Company;

(c)	name of the Parties;

(d)	contents of the investments;

(e)	date of each Party’s contribution;

(f)	date of issuance of the certificate of investment.
5.7	Difference between Total Amount of Investment and Registered Capital

The balance between the total amount of investment and registered capital of the Company may, pursuant to the decision of the Board in accordance with the business needs of the Company, be raised by the Company through loans from domestic and/or foreign financial institutions.

5.8	Increase of Registered Capital and Total Amount of Investment
(a)	Any increase in the registered capital and/or total amount of investment of the Company shall be approved by a unanimous vote of all of the Directors of the Board present in person by duly organized and functional telephone or video conference or by proxy at a duly convened meeting of the Board and submitted, if required by Laws and Regulations, to the Approval Authority for approval. Upon receipt of such approval, the Company shall register the increase in the registered capital and/or total amount of investment with the Business Registration Authority, if required by Laws and Regulations.

(b)	Unless otherwise agreed to by the Parties and approved by the Board, any increase in the registered capital shall be made by the Parties in the same proportions as their originally subscribed ratio of the registered capital. The Parties may agree between themselves to adjust their proportional ratio of the Company’s existing registered capital subject to any required approval of the Approval Authority. If any agreement is reached between the Parties to adjust their registered capital, Party B shall endeavour to facilitate approval by the Approval Authority.
Article 6 Transfer of Equity
6.1	Transfer of Equity

The Parties agree that neither of them shall be entitled to sell, assign or otherwise dispose of all or part of its interests in the registered capital of the Company to any third party (except to its Subsidiary or its Affiliate where no prior consent is required other than written notification) unless with the prior written consent of the other Party. However, Party B hereby agrees that no consent is required other than written notification if Party A sell, assign or otherwise dispose of all or part of its interests in the registered capital of the Company to any third party under the following conditions:
(a)	The transferee shall covenant in writing to abide by all the obligations of Party A under this Contract to the extent of the transferred amount of registered capital; or

(b)	Party A shall remain as the single largest shareholder in the Company, and is principally managing the operations of the Company.
Notwithstanding that Party B agrees that no consent is required for disposals to transfer to a Subsidiary or Affiliate of Party A or under those conditions (a) and (b) stated earlier:
(1)	Party B shall still be obligated to execute all necessary documents as may be required by Approval Authority to validate the transfer of equity contemplated by Party A.

(2)	If Party A intends to transfer such part of its interest in the registered capital resulting in Party A ceasing to be the single largest shareholder of the Company or not principally managing the operations of the Company, the prior consent of Party B shall be obtained. In the event that no such consent is obtained after 60 (Sixty) days, Party A may elect to exercise the Call Option whereupon Party A may proceed with the transfer on completion of the exercise of the Call Option. If Party A does not elect to exercise the Call Option, then the act of the initial transfer shall terminate.
The Parties agree that:

At any time after the 3rd anniversary of the establishment of the Company, Party A shall be entitled to exercise its Call Option to buy out all or part of Party B’s equity interest in the Company. Party B shall comply with the Call Option, and do all such deeds and actions required to transfer the equity interest to Party A or its designated assignee, including the procure that the Approval Authority shall grant consent for the transfer. This Call Option shall be exercisable more than once by Party A (at not less than USD10 million at each exercise) until the entire equity interest of Party B in the Company had been depicted. The pricing of the transfer shall be pursuant to Article 1.7 of this Contract and Party B shall be paid in Renminbi on the date of completion of the exercise of the Call Option (unless there is a delay due to the Approval Authority, completion shall take place no later than 90 (Ninety) days after the date of exercise of the Call Option by Party A).

The Parties agree, further, that Party B may compel Party A to exercise the Call Option to buy out all of Party B’s equity interest in the Company if Party B has obtained reasonable evidence that Party A had transferred substantial portions of the total assets of the Company other than in good faith, for bona fide reasons or in the ordinary course of business, and not based on the arm’s length principle.

6.2	Approvals

All equity transfers shall be submitted to the Approval Authority for approval if required by the Laws and Regulations. Upon receipt of the approval, the Company shall register the change in equity with the Business Registration Authority.
Article 7 Responsibilities of Parties
7.1	Responsibilities of Party A:

Party A shall be responsible for the following matters during the Joint Venture Term:
(a)	making its contributions to the registered capital of the Company in accordance with the terms and conditions of this Contract;

(b)	acting and causing its Directors to act at all times in good faith with respect to all matters relating to the Company and this Contract;

(c)	taking the whole responsibility of management of the Company which is set forth in this Contract;

(d)	assisting the Company in selecting and purchasing outside the PRC at competitive prices materials, machinery and equipment needed by the Company and in shipping such items to the designated Chinese ports, subject to the Framework Purchase Contract to be concluded between Infineon Technologies AG and the Company;

(e)	assisting the Company to grasp the technology and adopt those technology into production as quickly as possible subject to payment of the licence fees and other terms and conditions as set forth in the Technology Licence Contract to be concluded between Infineon Technologies AG and the Company;

(f)	assisting the Company in training its PRC staff and workers;

(g)	dispatching qualified and experienced expatriate employees to the Company as needed by the Company subject to the Secondment Contract to be concluded between Infineon Technologies AG and the Company and assisting in the recruiting of other managerial, technical and operational personnel of the Company; and

(h)	handling other matters set forth in this Contract and as may be entrusted to the Company from time to time.
7.2	Responsibility of Party B:

Besides other responsibilities as stipulated in other articles hereof, Party B shall be responsible for the following matters during the Joint Venture Term:
(a)	making its contribution to the registered capital of the Company in accordance with the terms and conditions of this Contract;

(b)	acting and causing its Directors to act at all times in good faith with respect to all matters relating to the business of the Company and this Contract and any other contracts and agreements pursuant to this Contract;

(c)	assisting the Company in obtaining all necessary approvals, registrations, permits and licenses from the relevant PRC authorities for the establishment and operation of the business hereunder of the Company;

(d)	assisting the Company in applying for and obtaining the most preferential tax reductions and exemptions and other investment incentives available under Laws and Regulations and policies applicable to the Company;

(e)	assisting the Company in liaising with the relevant authorities to effectively procure water supply, power supply, transportation, telecommunications, and such other things as required for the Company’s operations;

(f)	assisting the expatriate employees of the Company in obtaining all necessary entry visas and work permits and helping them in arranging for lodging, medical care and travel formalities in China;

(g)	assisting the Company in opening Renminbi and foreign currency bank accounts and in obtaining all necessary Renminbi loans from local banks;

(h)	assisting the Company in carrying out all import and customs declaration formalities with respect to equipment and office appliances imported by the Company;

(i)	assisting the Company in recruiting various types of qualified Chinese personnel in accordance with the needs and criteria of the Company;

(j)	assisting the Company in purchasing within China at reasonable cost all necessary equipment, office and telecommunications equipment;

(k)	assisting in keeping the Company up-to-date of Laws and Regulations and policies of the PRC government at national or local levels applicable to any aspect of the operation of the Company and assist the Company in complying with such Laws and Regulations;

(l)	handling other matters set forth in this Contract and as may be entrusted to the Company from time to time.
7.3	Except as otherwise expressly provided for in this Contract, expenses incurred by each Party in fulfilling the aforesaid responsibilities may be borne by the Company only upon the approval by the Board.
Article 8 Return
8.1	The Parties agree that:

Party B shall be entitled to enjoy its contribution return (hereinafter referred to as: “Return”) paid in RMB annually by the Company based on all of its contribution made to the registered capital of the Company. The amount of the Return shall be the amount of Party B’s contribution made to the Company multiplied by the Return rate. The Return rate shall be calculated [***].

[***].

For the avoidance of doubt, Party B shall not be entitled to any dividend or other forms of remuneration so long as the Return is duly paid out to Party B by the Company. All dividends shall belong to Party A and Party B shall undertake all actions and execute all deeds to effect all dividend payments to Party A only.

8.2	The above-mentioned Return shall be calculated from the date of Party B’s first capital contribution to the Company, and shall be paid annually by the Company to Party B in full within 30 (Thirty) days after December 31st. The first Return shall be payable on or before January 30th, 2004 calculated on a daily basis (360 days for a year) from the date of Party B’s disbursement to the Company according to Article 5.5 of this Contract.

As for the year of share transfer from Party B to Party A defined in Article 6 of this Contract, the Return payable to Party B shall be calculated at day-to-day basis, starting from January 1st of that year to date of execution of share transfer.
Article 9 License and Service
9.1	The Parties agree that they shall, upon establishment of the Company, cause their representatives on the Board of the Company to vote for the entry into:
1)	the Contract on the Use of the Name “Infineon”;

2)	the Framework Purchase Contract; and

3)	the Technology License Contract; and

4)	the Secondment Contract.
9.2	The Parties undertake to sign the contracts, agreements or documents as provided for in this Contract for the purpose of providing necessary assistance to the Company in running the Company’s businesses.
Article 10 Board of Directors
10.1	Formation of Board
(a)	The date of issuance of the Company’s Business License shall be deemed to be the date of the establishment of the Board of Directors.

(b)	The Board of Directors shall be composed of 7 (Seven) Directors of whom 6 (Six) shall be appointed by Party A, 1 (One) by Party B. During the Term, the chairman of the Board shall be appointed by Party A. However, if Party B holds less than 10% (Ten Percent) of the registered capital of the Company, after payment-in had been duly effected as per Article 5, Party B shall not be entitled to appoint any director, whereupon Party A shall have the right to appoint an additional director. Party A shall on its own deal with any request for board representation from transferees who have acquired certain portions of the registered capital of the Company from Party A.

The Director appointed by Party B shall be a qualified professional acceptable to both Parties and Party B agrees to take all acts and do all deeds necessary to effect Article 10.1(b) to cause the expeditious removal of its appointed Director, if the conditions in that Sub-Article are satisfied.

The member of the Board shall each have a term of 3 (Three) years, and shall be eligible for consecutive terms upon reappointment made by the original appointing Party.

Any vacancy created in the Board of Directors shall be immediately filled by the Party who originally appointed the absent Director.

Any Party may at any time remove with or without cause any Director appointed by such Party by written notice to the Company and appoint in lieu thereof any other person to serve the remainder of the removed Director’s term.

(c)	The chairman of the Board shall be the legal representative of the Company and shall have the power to represent and act on behalf of the Company. Whenever the chairman is unable or fails to discharge his duties, he shall authorize another Director to represent the Company and perform the chairman’s duties.
10.2	Powers of Board
(a)	The Board of Directors shall be the highest authority of the Company and shall have the right to make decisions on all major and important matters of the Company.

(b)	Resolutions involving the following matters shall be adopted only by the unanimous affirmative vote of all Directors present in person, by proxy at a duly convened Board meeting:
(i)	amendment of the Articles of Association;

(ii)	increment or reduction of registered capital;

(iii)	merger and spin-off of the Company and change in the form of the organization;

(iv)	dissolution of the Company;

(v)	mortgage of the assets of the Company;

(vi)	getting listed on a stock exchange.
(c)	Resolutions involving the following matters shall be subject to and adopted by more than half affirmative vote of all Directors present in person or by proxy at a duly convened Board meeting:
(i)	addition of items to or change of the scope of business of the Company;

(ii)	establishment of branch offices and/or subsidiaries;

(iii)	distribution and payment of the Company’s profits;

(iv)	licensing of technology or know-how to or from any third Party;

(v)	contribution, use or expenditure of the general reserve fund, the bonus and welfare fund and the enterprise expansion fund to be established under the Laws and Regulations;

(vi)	engagement and dismissal of any independent auditor, accounting, financial or legal advisors of the Company;

(vii)	approval of the accounting and financial system of the Company;

(viii)	approval of the annual business plan and annual budget of the Company;

(ix)	approval of the annual auditing report of the Company; and

(x)	other matters the Board considers subject to the approval of a majority vote of the Directors.
10.3	Meetings
(a)	The first Board meeting shall be held within 90 (Ninety) days from the date of the issuance of the Business License.

(b)	The Board shall meet at least once a year. Board meetings shall be held at the legal address of the Company unless otherwise determined by the Board of Directors. Board meetings can also be held by duly organized and functioned telephone or video conference. 2/3 (Two Thirds) of all of the Directors (including proxies) shall constitute a quorum for any Board meeting. If at any properly convened meeting, no quorum is present, then the Board shall reconvene at the same time and place 1 (One) week later unless otherwise notified by the chairman.

(c)	The chairman of the Board shall set the agenda of Board meetings and shall be responsible for convening and presiding over such meetings.

(d)	The chairman of the Board shall call an interim meeting of the Board under a request therefore from no fewer than 1/3 (One Third) of all Directors specifying the matters to be discussed, and shall notify all Directors in writing the agenda and subject of the meeting.

(e)	The chairman of the Board shall send written notice to all Directors at least 14 (Fourteen) days prior to any regular, 7 (Seven) days in the case of an interim meeting to be held, stating the agenda, time and place of the meeting. Such notice may, however, be waived by the unanimous consent of all Directors prior, after or at the meeting in person, by telephone or by proxy. A Board meeting shall be convened no less than 14 (Fourteen) days and no more than 28 (Twenty Eight) days from the date of the issuance of the notice in the case of a regular meeting.

and no less than 7 (Seven) days and no more than 14 (Fourteen) days in case of an interim meeting.

(f)	Should a Director be unable to attend a Board meeting for any reason, he must appoint a proxy in writing by mail or facsimile or hand-delivery to be present and to vote at the meeting on his behalf. A proxy may represent one or more Directors. A proxy shall have the same rights and powers as the Director who appointed him.

(g)	Board resolutions may also be passed through a written circular vote via mail or facsimile exchange. Such written resolutions shall be filed with the minutes of the Board and shall have the same force and effect as a vote taken by the Directors physically present at a meeting.

(h)	Unless otherwise decided by the Board, Directors shall serve as Directors without remuneration unless otherwise approved by the Board. All reasonable costs, including round-trip airplane tickets and reasonable accommodation incurred by any Director or his proxy for attending a Board meeting and for performance of duties assigned by the Board, shall be borne by the Company. Remuneration and other expenses of each Director unrelated to Company business shall not be borne by the Company. If a Director also assumes a position as a manager or staff employee in the Company, he shall be compensated by the Company according to that position.

(i)	Each Director shall have 1 (One) vote.

(j)	The general manager of the Company shall be entitled to attend all Board meetings in a consultative capacity but shall not be entitled to vote at the meetings (unless he is a Director).
10.4	Minutes of Board meetings shall be signed by all Directors present at the meetings in person or by proxy. In order to facilitate the smooth conduct of Board business, the chairman or, in the chairman’s absence, a Director appointed by the chairman to act on his behalf, may appoint a secretary for the purpose of any Board meeting. The duties of the secretary shall include taking minutes of the meeting, translating or arranging for the translation of documents, and delivering documents relating to the meeting to the Directors. Minutes of Board meetings shall be kept in English and translated into Chinese, and be placed on file at the Company’s head office. Copies of the minutes shall be sent to each Party.
Article 11 Management Organization
11.1	Management Organization
(a)	The Board of Directors of the Company shall establish a management team, which shall be responsible to and under the leadership of the Board and in charge of the day-to-day operation and management of the Company. Unless otherwise decided by the Board, the operation and management organization shall be made of 2 or 3 officers (for example, general manager and chief financial officer) (collectively, the “Senior Corporate Officers”).

(b)	The chairman of the Board of and any other Director may concurrently serve as a Senior Corporate Officer, as well as any other officer of the Company.
11.2	Responsibilities and Powers of Senior Corporate Officers

The Board of Directors shall have the power to determine, qualify, and change in any way the power, responsibility and authority of the Senior Corporate Officers. The Senior Corporate Officers shall implement the decisions of the Board of Directors without any condition.

11.3	Non-competition
(a)	All the Senior Corporate Officers of the Company shall be forbidden from concurrently serving for or working at any other individual, company, unit, entity or organization as well as directly or indirectly taking part in any activities related to the above-mentioned individual, company, unit, entity or organization which may be competitive and conflictive to the interest and business of the Company, whatsoever unless authorized and approved by the Board.

(b)	All other management personnel of the Company shall be forbidden from concurrently serving for or working at any other company, unit, entity or organization whatsoever unless authorized by the general manager and approved or ratified by the Board. Any personnel in violation of such prohibition shall be subject to immediate dismissal by the general manager, unless the Board shall decide and general manager decided otherwise.
11.4	Dismissal

Any Senior Corporate Officer who misuses or abuses his position for personal ends, engages in graft or bribery in connection with the Company’s business, acts in violation of any Board decisions or laws, acts in any way in competition with the Company as prohibited hereunder, is seriously derelict in his duties, or fails to perform any assigned tasks without due cause shall be dismissed by the Board of Directors without any compensation. Upon such dismissal, the Board shall immediately appoint a replacement. Any other management personnel who engage in such improper activities shall be immediately dismissed by the general manager.

Article 12 Labor Management
12.1	Governing Principle

The Company shall be entitled to full enterprise autonomy granted to foreign investment enterprises and shall have complete authority over the hiring and dismissal of its employees. The recruitment, employment, discipline, dismissal and resignation of the employees of the Company and their wages, salaries, insurance, welfare benefits and other matters shall be handled in accordance with the Laws and Regulations.

12.2	Labor Contract

The Company may conclude individual employment contracts with staff and workers directly. The Company shall file such contracts with the local labor department for the record.

12.3	Labor Plan

The labor plan including staff number and relative position explanations shall be determined by the general manager and deputy general manager and approved by the Board of the Company. All staff should respect to the regulations of the Company. The staff the Company employed shall be limited to the number required for its management. Increasing or decreasing the total number of staff because of extension or reduction of Business Scale; raising or lowering of working efficiency, should be approved by the Board.

12.4	Labor and Personnel Policies
(a)	Matters such as employment, dismissal, resignation, wages, insurance, welfare benefits, reward and discipline of staff and workers of the Company as well as title to and the right to apply for copyright protection, patent protection and other rights regarding inventions and works of authorship in the course of employment shall be stipulated in the labor and personnel policies of the Company and the labor contracts between the Company and the employees.

(b)	The general manager shall implement hiring policies whereby all PRC employees of the Company shall be selected on the basis of examination and shall have the most competitive merits and qualifications. In this regard, upon the receipt of necessary approvals, the Company may hire qualified personnel from anywhere within China and, if necessary, from foreign countries.

(c)	The Company shall use reasonable endeavors to sign non-competition and confidentiality agreements with its employees in accordance with the principles herein.

12.5	Training

The Parties recognize that the Company will incur significant expenses in training management personnel and other employees. No Party shall cause any staff and worker who received training with pay from the Company or any third parties entrusted by the Company, including training abroad, to resign or otherwise leave the Company during the term of such staff or worker’s labor contract. Each employee so trained may be required to sign a training bond with the Company such that the employee shall be bound to work for the Company during the period of bond (failing which compensation shall be payable forthwith by the relevant employee) and the bonded period shall commensurate with the amount of training expenses incurred.

12.6	Power of General Manager

Subject to any limitations the Board may set, the general manager shall have the power to, according to the degree of seriousness of the case, give warnings, record demerits, deduct wages, dismiss or otherwise remove any staff member or worker appointed by him who has violated the terms of the labor contract, the rules, regulations or labor discipline of the Company or applicable Laws and Regulations.

For the avoidance of doubt, the day-to-day management of the Company and the appointment of key officers of the Company shall be left to the general manager and such other officers appointed.
Article 13 Trade Union
13.1	A trade union may be established in the Company in accordance with the Laws and Regulations. Activities of the trade union shall be conducted after normal working hours, shall not interfere with the normal operations of the Company. If a trade union is established by the staff and workers of the Company, the Company shall be charged with the expenditure into the Company’s trade union fund for such trade union’s use in accordance with the Laws and Regulations.
Article 14 Finances, Taxes, Audit and Distribution of Profits
14.1	Taxes
(a)	The Company shall pay taxes in accordance with relevant Laws and Regulations.

(b)	The Company shall apply for all preferential tax and customs treatment available under the Laws and Regulations and policies, and Party B shall facilitate and provide quality advice on the same.

14.2	Finances
(a)	The fiscal year of the Company shall start on January 1st of each calendar year and end on December 31st of the same year. The first fiscal year of the Company shall commence on the date of the issuance of the Company’s Business License and end on December 31st of the same year. The last fiscal year of the Company shall start on January lst of the year of termination or expiration and end on the date of termination or expiration of the Joint Venture Term of the Company.

(b)	The Company shall adopt the internationally recognized accrual basis and debit and credit accounting system. All accounting records, vouchers, books and statements of the Company shall be prepared and kept both in Chinese and English. The Company shall use Renminbi as the base bookkeeping currencies for its financial statements. The annual, quarterly and monthly reports shall be prepared and kept in both Chinese and English. The chief financial officer shall be responsible for formulating the accounting and administrative measures regarding the Company’s financial affairs, which shall be submitted to the Board for approval.
14.3	Audit

The Company shall engage an international accounting/auditing firm registered in China (the choice of which shall be as directed by Party A) as its auditor to examine and verify the accounts and books of the Company within three (3) months following the end of each fiscal year. The annual audit report issued by such firm shall be submitted to the Board. Any Party shall also have the right, but not the duty, to appoint another accounting/auditing firm registered in China or abroad to audit the accounts and books of the Company at such Party’s own cost. The Company shall make available all of its accounting books and records to such auditor and provide convenience for the auditing.

14.4	Allocation to Three Funds

After the payment of corporate income tax and other applicable taxes by the Company each year, the Board shall determine the amount from the after-tax net profits to be allocated into the Company’s reserve fund, enterprise expansion fund, and the employee bonus and welfare fund to be set up in accordance with the relevant Laws and Regulations. The annual allocations to and prescription of any limit for the aforesaid funds to be paid out of the after-tax net profits shall be determined by the Board in light of the business and financial conditions of the Company.
Article 15 Bank Accounts and Foreign Exchange
15.1	Accounts

The Company shall open Renminbi accounts and foreign exchange accounts with financial institutions in China.

15.2	Foreign Exchange

The Company shall handle its foreign exchange matters in accordance with the Laws and Regulations. If required by the Company, Party B shall make its best efforts to assist the Company in handling such matters.
Article 16 Joint Venture Term
16.1	Joint Venture Term

The duration of the Company shall commence on the date of the issuance of the Company’s Business License and continue for a period of 50 (Fifty) years, unless, earlier terminated or further extended as provided herein.

16.2	Extension

The Parties shall commence negotiations on whether and for how long to extend the Joint Venture Term no less than 2 (Two) years prior to the expiration of the Joint Venture Term (or any extension thereof). A written application for the extension of duration, proposed by one Party and agreed to by all Parties, shall be filed to the Approval Authority 6 (Six) months prior to the expiration date of the Joint Venture Term of the Company.
Article 17 Liabilities for Breach of Contract
17.1	Should all or part of the Contract be unable to be fulfilled as a result of act or omission of one Party, the Party in default shall bear the liabilities thereof. Should it be the fault of both the Parties, they shall bear respective liabilities according to the actual situation.

17.2	Should Party A breach Article 6.1 or the Company fail to pay the Return as per Article 8.1, therefore, Party B should have the right to consult with Party A to agree (Party A shall not unreasonably withhold such consent) to a disposal of any assets of the Company up to the amount equivalent to the registered capital paid by Party B together with the unpaid accrued Return receivable by Party B pursuant to Article 8.1 of this Contract.
Article 18 Termination, Dissolution and Liquidation
18.1	Any Party not in breach of this Contract may terminate (the “Terminating Party”) this Contract with immediate effect by written notice to the Company and the other Party if any of the following events occurs:
(a)	A Party breaches any substantial provision of this Contract, and

- the breach threatens to render the Company incapable of continuing its operations; or

- the breach infringes upon a significant right of the complaining Party;

and the breaching Party fails to make good such breach within 120 (One Hundred and Twenty) days of receiving written notice of the breach from the complaining Party;

(b)	A Party is permanently or for an unforeseeable period of time prevented from fulfilling its obligations under this Contract;

(c)	A Party undergoes bankruptcy, liquidation or reorganization proceedings or any other insolvency proceedings filed or commenced against it in a court of law or by a public authority, or has voluntarily filed for bankruptcy or has had involuntarily filed against it a bankruptcy petition, which is not dismissed within 60 (Sixty) days;

(d)	A Party has become insolvent or faces a substantial deterioration in the actual or imminent value of its assets;

(e)	A Party has an order entered against it either appointing a receiver or trustee for, or issuing a levy attachment against, a substantial portion of its assets, and without such order being vacated, set aside or stayed within 60 (Sixty) days;

(f)	A Party has its equity in the Company seized by a creditor or assigns its equity for the benefit of its creditors;

(g)	A Party is dissolved;

(h)	The accumulated losses of the Company exceed half of the registered capital;

(i)	The Parties decide to terminate this Contract as stipulated in Article 20 of this Contract.

If this Contract is terminated due to the acts or omissions of a Party (the “Default Party”), pursuant to (a), (b), (c), (d), (e), (f) and (g), the Party not in default (“Terminating Party”) shall have the following choices:
(1)	If so requested by the Terminating Party in writing, the Default Party shall sell all of its interest in the registered capital of the Company to the Terminating Party within 90 (Ninety) days of the written request.

Should the Default Party refuse to confirm agreement to sell all of its interest in the registered capital of the Company to the Terminating Party within 28 (Twenty Eight) days after written request, the Terminating Party shall be entitled to either:

a.	commence proceedings to compel the Default Party to sell all of its interest in the registered capital of the Company to the Terminating Party; or

b.	issue an alternative written notice to compel the Default Party to purchase all of the interest of the Terminating Party in the registered capital of the Company. If an alternative written notice is issued, it shall become irrevocable.
The request for sale of equity shall be exercised in writing together with the notice of termination.
The Terminating Party and the Default Party shall appoint, within a period of 2 (Two) weeks from the date of receipt of the termination notice, an independent international auditor who shall determine the fair market purchase price for the portion of the registered capital in the Company. If the Parties fail to appoint the auditor within the 2(Two)-week period, the Terminating Party shall have the right to submit the matter to the President of the Singapore International Arbitration Center, who shall in turn appoint an auditor within a period of 30 (Thirty) days.
The purchase price determined by the auditor shall be final and binding upon the Parties. No Party shall call upon a court of law or any other authority in an attempt to invalidate, amend or review the auditor’s determined purchase price.
The Default Party shall pay the costs of the auditor’s opinion.
(2)	If the reason for termination is due to Party A’s serious material breach of this Contract, and Party A fails to remedy the breach within 60 days after written notification by Party B, then Party B has the right to compel Party A and Party A shall exercise the Call Option under Article 6.1.
18.2	Liquidation
(a)	Upon the scheduled expiration of the Joint Venture Term (including any extension thereof) or the earlier termination of the Company, the Board of Directors shall immediately adopt a unanimous resolution to liquidate the Company, formulate liquidation procedures, establish a liquidation committee and notify the Approval Authority of the liquidation of the Company.

(b)	The liquidation of the Company shall be handled in accordance with applicable Laws and Regulations. The liquidation committee shall be composed of 3 (Three) persons. 1 (One) shall be appointed by Party A with the obligations of leading the liquidation committee, 1 (One) shall be appointed by Party B, and the third shall be a person agreed upon by the first 2 (Two) people appointed and shall be an accountant or lawyer registered in China. In case any member of the liquidation committee so appointed cannot serve, a replacement shall be appointed within 10

(Ten) days. If the first 2 (Two) members fail to agree as to the third member within 15 (Fifteen) days, the third member shall be appointed by the Company’s regular external auditors and shall be an accountant or lawyer registered in China. The Board of Directors shall thereupon submit the list of the 3 (Three) members of the liquidation committee to the Approval Authority for record.

(c)	The liquidation committee shall be fully responsible for the work set forth in the Laws and Regulations.

(d)	The Board of Directors shall within 15 (Fifteen) days of receipt of the report of the liquidation committee, make decisions on the liquidation plan of the liquidation committee. If the Board fails to decide the liquidation plan of the liquidation committee due to disputes between the Parties, then the matter shall be handled pursuant to Article 22 hereof.

(e)	Any money and assets received by the Company from liquidation shall be applied in the following order, if required by the applicable Laws and Regulations:
(i)	to the payment of liquidation expenses and remuneration of the members of the Liquidation Committee;

(ii)	to the payment of outstanding wages and benefits of the staff of the Company;

(iii)	to the payment of outstanding State taxes;

(iv)	to the payment of other debts;
The remaining proceeds of liquidation (if any) shall be paid firstly to the Party B up to the sum of Party B’s RMB contribution made to the Company and its due accrued Return receivable pursuant to Article 8.1;

The other remaining proceeds (if any) shall be paid to Party A.

(f)	Upon completion of liquidation of the Company, the liquidation committee shall submit a liquidation proceedings wind-up report to the Board of Directors for approval and submission to the Approval Authority for the record and carry out the necessary procedures to cancel the Company’s tax registration, cancel its business registration and return its Business License, and register with the customs authorities.
Article 19 Confidentiality
19.1	Confidentiality

(a)	Each of the Parties acknowledges and agrees that the discharge of its obligations under this Contract will involve the disclosure of confidential information (“Confidential Information”).

(b)	Each of the Parties, its Affiliates, and the Company shall use Confidential Information only for the purposes specified in this Contract, and shall not disclose any Confidential Information to any third Parties without the prior written consent of the Party providing such Confidential Information, except the information already known to the receiving Party or Parties at the time of receipt, made publicly available by the supplying Party and coming into the public domain otherwise than through the default of the receiving Party or Parties. No entity other than the Company shall be permitted to use, practice or exploit any Confidential Information provided by any Party or its Affiliates in any manner without the prior written consent of such Party or such Affiliates.

(c)	The Party receiving Confidential Information shall cause its personnel with access thereto, and the Company shall cause all of its personnel, to execute a confidentiality agreement with respect thereto in form and substance satisfactory to the providing Party. The receiving Party, its Affiliates and the Company shall make Confidential Information available only to those of their personnel whose duties necessitate access to or familiarity with such Confidential Information. In addition, the receiving Party shall store Confidential Information in the same manner as it would for its own confidential information and where not less than reasonable care and diligence shall be applied.

(d)	The confidentiality obligations of the Parties set forth in this Article 19 shall he maintained during the term of this Contract and for an additional period of seven (7) years after the expiration or termination of the Company.

(e)	Notwithstanding this Article 19, each Party may disclose Confidential Information:
(i)	to its legal and financial advisers requiring the information for the purposes of this Contract; and

(ii)	to the extent required by the Laws and Regulations or a stock exchange.
Article 20 Force Majeure
20.1	If any Party is prevented from performing any of its obligations under this Contract due to an Event of Force Majeure, the prevented Party shall within 10 (Ten) business days of the occurrence of such Event of Force Majeure notify the other Parties of the occurrence of any Event of Force Majeure by cable, telex, facsimile or courier. Within 15 (Fifteen) days of the occurrence of such Event of Force Majeure, the prevented Party shall provide the other Parties a detailed description of the Event of Force Majeure. The prevented Party shall use commercially reasonable endeavors to mitigate and circumvent the Event of Force Majeure.

20.2	According to the effects of Force Majeure on the performance of the Contract, the Parties shall consult each other to decide whether to terminate the contract or to exempt one Party of the Parties from implementing part of its/their obligations pursuant to the Contract, or to delay the performance of the Contract.

20.3	Should the delay caused by any Event of Force Majeure continue for more than 90 (Ninety) consecutive days from the date of such notice, any of the other Parties may choose to either continue to perform this Contract or terminate this Contract.
Article 21 Applicable Law
21.1	The validity, interpretation and implementation of this Contract shall be governed by the Laws and Regulations, but in the event that there are no Laws and Regulations governing a particular matter relating to this Contract, reference shall be made to general international commercial practices.
Article 22 Dispute Resolution
22.1	Amicable Settlement

In the event that a dispute arises out of or in connection with this Contract among the Parties, the Parties shall endeavor in good faith to reach an amicable settlement of the dispute through friendly negotiations or referral to an independent mediator.
22.2	Arbitration
(a)	If no mutually acceptable settlement of the dispute is made within the 60 (Sixty) days from the commencement of the settlement negotiation or from the date of referral to an independent mediator or if any Party refuses to engage in any settlement negotiation or if the Parties fail to agree on the selection of the independent mediator, any Party may submit the dispute to Singapore International Arbitration Centre (SIAC) by three arbitrators for binding arbitration of the dispute in accordance with its applicable rules of SIAC. Party A and Party B shall each nominate one arbitrator and the third arbitrator shall be nominated by the two aforesaid arbitrators jointly.

(b)	The venue of arbitration shall be Singapore. The procedural law of this place shall apply where the rules of SIAC are silent. The arbitral award shall be final and binding upon the Parties hereto. No Party shall call upon a court of law or any other authority in an attempt to invalidate, amend or review the arbitral award.

(c)	The language of any arbitration proceedings shall be in the English language.

Article 23 Miscellaneous
23.1	This Contract is written in the English language in 7 (Seven) originals, 1 (One) for each Party and the Company and 4 (Four) for the Approval Authority, and in the Chinese language in 7 (Seven) originals, 1 (One) for each Party and the Company and 4 (Four) for the Approval Authority. Both the Chinese language and the English language versions shall be equally authentic.

23.2	Any annexure of this Contract shall form an integral part of the Contract and has the same legal effectiveness.

23.3	This Contract hereto constitutes the entire agreement among the Parties with respect to the subject matter of this Contract and supersedes all prior discussions, notes, memoranda, negotiations, understandings and documents and agreements between them thereon. All agreements, contracts and other documents executed by the Parties on the subject matter before the execution of this Contract shall become null and void automatically when this Contract enters into effect.

23.4	This Contract may only be amended by written agreement executed by the duly authorized representatives of each Party hereto. Such amendments shall become effective upon the approval of the Approval Authority, if required by the Laws and Regulations.

23.5	The rights and obligations of the Parties established by and under this Contract shall continue to exist throughout the Joint Venture Term (and any extension thereof) and shall not be prejudiced by the establishment of the Company or the adoption of the Articles of Association. In the event of any conflict or inconsistency between this Contract on the one hand and the Articles of Association on the other, this Contract shall prevail. Articles 17, 19 and 22 of this Contract shall survive the termination of this Contract.

All notices given by one Party to the other Parties or by the Company to any Party shall be made in English by personal delivery, facsimile or registered airmail letter to the address indicated below or such other address notified in lieu thereof and all notices given by any Party to the Company shall be sent to legal address of the Company.

Party A: Infineon Technologies China Co., Ltd.

Address: No. 7, Lane 647 Song Tao Road, Zhangjiang Hi-tech Park, Pudong New District, Shanghai, 201203 PRC

Attention: Managing Director

Telephone: 86-21-3895 3708

Facsimile: 86-21-5080 6204

Party B: China-Singapore Suzhou Industrial Park Ventures Co., Ltd.

Address: Room A311, 328 Airport Road, Suzhou Industrial Park, Jiangsu 215021, PRC

Attention: General Manager

Telephone: 86-512-62882698

Facsimile: 86-512-62882598

Unless otherwise specifically provided, the date of receipt of a notice or communication hereunder shall be deemed to be the date of receipt if delivered personally, 10 (Ten) days after its postmark in the case of a registered airmail letter and 1 (One) working day after dispatch in the case of a facsimile (provided that the sending Party can show proof of confirmation of sending generated by the facsimile machine), whichever shall first occur. Any Party may change its address for the purpose hereunder by written notice to the other Parties.

23.6	Failure or delay on the part of any Party to exercise any right or privilege under this Contract shall not operate as a waiver nor shall any partial exercise of any right or privilege preclude any further exercise thereof. Any waiver by a Party at any time of a breach of any term or provision of this Contract shall not be constructed as a waiver by such Party of any subsequent breach, its rights under such term or provision, or any of its other rights hereunder.

23.7	If any one or more of the provisions contained in this Contract or any document executed in connection herewith shall be invalid, illegal or unenforceable in any respect under any applicable law, (i) the validity, legality and enforceability of the remaining provisions contained herein or therein shall not in any way be affected or impaired and shall remain in full force and effect; and (ii) the Parties shall consult together to replace the invalid, illegal or unenforceable provision immediately with a term or provision that is valid, legal and enforceable and that comes closest to expressing the original intention of the Parties.

23.8	The headings contained in this Contract are for reference only and shall not be deemed to be a part of this Contract or to affect the meaning or interpretation hereof.

23.9	Each Party thereto shall bear its own costs and expenses incurred and to be incurred in connection with the preparation of this Contract and the transactions contemplated by this Contract.

23.10	Without limiting Article 23.7, if any provision of this Contract is held to be invalid, including but not limited to the provisions on Return or schedule of capital contribution, Party B shall indemnify Party A from all damages or disadvantages suffered. In addition, the parent entity or committee of Party B shall grant additional benefits to Party A to put Party A in the same position as though the provisions are of full effect.

23.11	The export of the products processed or manufactured by the Company shall be subject to the Board of Directors approval on a case-by-case basis.

23.12	This Contract shall become effective on the date on which this Contract is approved, in writing by the Parties, and by the Approval Authority.
IN WITNESS WHEREOF, the Parties hereto have caused this Contract to be executed as of the date first above written by their duly authorized representatives.
Infineon Technologies China Co., Ltd.

By:	By:

China-Singapore Suzhou Industrial Park Ventures Co., Ltd.

By:	By:

First Amendment to
Cooperative Joint Venture Contract dated 28 July 2003
on the Establishment of
Infineon Technologies Suzhou Co., Ltd.
by and between
Infineon Technologies China Co., Ltd.
and
China-Singapore Suzhou Industrial Park Ventures Co., Ltd.
Dated this 24 September 2004

Preliminary Statement
Article 1.	Definitions
Article 2.	Parties
Article 3.	Changes to the Name and Address of the Company
Article 4.	Changes to the Composition of the Board of Directors
Article 5.	Applicable Law
Article 6.	Miscellaneous

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Preliminary Statement to this First Amendment
THIS FIRST AMENDMENT TO COOPERATIVE JOINT VENTURE CONTRACT (this “First Amendment”) dated 28th day of July, 2003 (hereinafter “CJV”)) is entered into on 24 September 2004 in accordance with the Law on Sino-foreign Cooperative Joint Ventures of the People’s Republic of China and other applicable Chinese laws and regulations by and between Infineon Technologies China Co., Ltd. (“Party A”), a holding company with limited liability formed in PRC whose principal office is located at No. 7, Lane 647 Song Tao Road, Zhangjiang Hi-tech Park, Pudong New District, Shanghai, PRC, and China-Singapore Suzhou Industrial Park Ventures Co., Ltd (“Party B”), a limited liability company duly organized and validly existing under the laws of China whose principal office is located at 11th Floor International Building, #2 Suhua Road Suzhou Industrial Park, Jiangsu, PRC.
The Parties hereby agree to amend the CJV to effect a change in the address of Infineon Technologies Suzhou Co., Ltd. (“Company”) and a change in the composition of the board of directors of the Company established on 28 July 2003, on the terms and conditions set forth below.
Article 1 Definitions
Unless the terms or the context of this Contract otherwise provide, all capitalized terms shall have the same meaning as defined in the CJV.
Article 2 Parties

2.1	The Parties to this First Amendment are:

	Party A:	Infineon Technologies China Co., Ltd.
	Place of Registration:	No. 7, Lane 647 Song Tao Road, Zhangjiang
Hi-tech Park, Pudong New District,
Shanghai, PRC
	Legal Address:	No. 7, Lane 647 Song Tao Road, Zhangjiang
Hi-tech Park, Pudong New District,
Shanghai, PRC
	Legal Representative:	Name: LOH Kin Wah
Position: Chairman

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Nationality: Malaysian

Party B:	China-Singapore Suzhou Industrial Park
Ventures Co., Ltd.
Place of Registration:	11th Floor International Building, #2 Suhua
Road Suzhou Industrial Park, Jiangsu, PRC
Legal Address:	11th Floor International Building, #2 Suhua
Road Suzhou Industrial Park, Jiangsu. PRC
Legal Representative:	Name: WANG Jinghua
Position: Chairman
2.2	Representations and Warranties
(a)	Each Party hereby represents and warrants to the other Party that:
(a)	it has the full right, power and authority to execute this First Amendment; and

(b)	its legal representative named above is duly authorized and empowered to sign, execute and give effect to the First Amendment.
2.3	The Parties shall further execute on the First Amendment to the Articles of Association of the Company and to take such steps as well as to cause the Company to take such steps as may be necessary to give effect to the amendment intended by Articles 3 and 4 herein.
Article 3 Name and Address of the Company
The last sentence of Article 3.3 of the CJV shall be amended as follows:
“The legal address of the Company shall be No. 133, Changyang Street, Suzhou Industrial Park, Suzhou, Jiangsu, PRC.”
Article 4 Composition of the Board of Directors
The first sentence of Article 10.1(b) of the CJV shall be amended as follows:

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“The Board of Directors shall be composed of eight (8) Directors of which seven (7) Directors shall be appointed by Party A, one (1) Director by Party B.”
Article 5 Applicable Law
The validity, interpretation and implementation of this First Amendment shall be governed by the Laws and Regulations, but in the event that there are no Laws and Regulations governing a particular matter relating to this First Amendment, reference shall be made to general international commercial practices.
Article 6 Miscellaneous
This First Amendment is written in the English language in seven (7) originals, one (1) for each Party and the Company and four (4) for the Approval Authority and in the Chinese language in seven (7) originals, one (1) for each Party and the Company and four (4) for the Approval Authority. Both the Chinese language and the English language versions shall be equally authentic.

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IN WITNESS WHEREOF, the Parties hereto have caused this First Amendment to be executed as of the date first above written by their duly authorized representatives.

Infineon Technologies China Co., Ltd.

[SEAL]

By:	[ILLEGIBLE]

China-Singapore Suzhou Industrial Park Ventures Co., Ltd.

[SEAL]

By:	[ILLEGIBLE]

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2

3

4

5

Second Amendment to
Cooperative Joint Venture Contract dated 28 July 2003
on the Establishment of
Infineon Technologies Suzhou Co., Ltd.
by and between
Infineon Technologies China Co., Ltd.
and
China-Singapore Suzhou Industrial Park Ventures Co., Ltd,
Dated this March 15, 2005

Preliminary Statement
Article 1.	Definitions
Article 2.	Parties
Article 3.	Composition of the Board of Directors
Article 4.	Applicable Law
Article 5.	Miscellaneous

1

Preliminary Statement to this Second Amendment
THIS SECOND AMENDMENT TO COOPERATIVE JOINT VENTURE CONTRACT (this “Second Amendment”) dated 28th day of July, 2003 (hereinafter “CJV”) is entered into on         March 2005 in accordance with the Law on Sino-foreign Cooperative Joint Ventures of the People’s Republic of China and other applicable Chinese laws and regulations by and between Infineon Technologies China Co., Ltd. (“Party A”), a holding company with limited liability formed in PRC whose principal office is located at No. 7, Lane 647 Song Tao Road, Zhangjiang Hi-tech Park, Pudong New District, Shanghai, PRC, and China-Singapore Suzhou Industrial Park Ventures Co., Ltd. (“Party B”), a limited liability company duly organized and validly existing under the laws of China whose principal office is located at 11th Floor International Building, #2 Suhua Road Suzhou Industrial Park, Jiangsu, PRC.
The Parties hereby agree to amend the CJV to effect a change in the composition of the board of directors of the Company established on 28 July 2003, on the terms and conditions set forth below.
Article 1 Definitions
Unless the terms or the context of this Contract otherwise provide, all capitalized terms shall have the same meaning as defined in the CJV.
Article 2 Parties

2.1	The Parties to this Second Amendment are:

	Party A:	Infineon Technologies China Co., Ltd

	Place of Registration:	No. 7, Lane 647 Song Tao Road, Zhangjiang
Hi-tech Park, Pudong New District,
Shanghai, PRC
	Legal Address:	No. 7, Lane 647 Song Tao Road, Zhangjiang
Hi-tech Park, Pudong New District,
Shanghai, PRC
	Legal Representative:	Name: LOH Kin Wah
Position: Chairman
Nationality: Malaysian

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Party B:	China-Singapore Suzhou Industrial Park
Ventures Co., Ltd,
Place of Registration:	11th Floor International Building, #2 Suhua
Road Suzhou Industrial Park, Jiangsu, PRC
Legal Address:	11th Floor International Building, #2 Suhua
Road Suzhou Industrial Park, Jiangsu, PRC
Legal Representative:	Name: WANG Jinghua
Position: Chairman
2.2	Representations and Warranties
(a)	Each Party hereby represents and warrants to the other Party that:
(i)	it has the full right, power and authority to execute this Second Amendment; and

(ii)	its legal representative named above is duly authorized and empowered to sign, execute and give effect to the Second Amendment.
2.3	The Parties shall further execute the Second Amendment to the Articles of Association of the Company and to take such steps as well as to cause the Company to take such steps as may be necessary to give effect to the amendment intended by Article 3 herein.
Article 3 Composition of the Board of Directors
The first sentence of Article 10.1(b) of the CJV shall be amended as follows:
“The Board of Directors shall be composed of six (6) Directors of which five (5) Directors shall be appointed by Party A, one (1) Director by Party B.”
Article 4 Applicable Law
The validity, interpretation and implementation of this Second Amendment shall be governed by the Laws and Regulations, but in the event that there

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are no Laws and Regulations governing a particular matter relating to this Second Amendment, reference shall be made to general international commercial practices.
Article 5 Miscellaneous
This Second Amendment is written in the English language in seven (7) originals, one (1) for each Party and the Company and four (4) for the Approval Authority, and in the Chinese language in seven (7) originals, one (1) for each Party and the Company and four (4) for the Approval Authority. Both the Chinese language and the English language versions shall be equally authentic.

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IN WITNESS WHEREOF, the Parties hereto have caused this Second Amendment to be executed as of the date first above written by their duly authorized representatives.

Infineon Technologies China Co., Ltd,

[SEAL]

By:	[ILLEGIBLE]

China-Singapore Suzhou Industrial Park Ventures Co., Ltd.

[SEAL]

By:	[ILLEGIBLE]

5

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3

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Third Amendment to
Cooperative Joint Venture Contract Dated 28 July 2003
On the Establishment of
Infineon Technologies (Suzhou) Co., Ltd.
(hereinafter referred to as the “Company”)
by and between
Infineon Technologies Central B.V.
AND
China-Singapore Suzhou Industrial Park Venture Co., Ltd.
Dated 13th March 2006

Preliminary Statement

Article 1.	Definitions
Article 2.	Parties
Article 3.	Assignment
Article 4.	Applicable Law
Article 5.	Miscellaneous

Preliminary Statement to this Third Amendment
     This Third Amendment to Cooperative Joint Venture Contract (this “Third Amendment”) dated 28th day of July, 2003 (hereinafter “CJV”) is entered into on 13th March 2006, in accordance with the “Law of the Cooperative Joint Venture of the People’s Republic of China, by and between (1) Party A, Infineon Technologies China Co., Ltd, a holding company with limited liability formed in China, whose principal office is located at No. 7, Lane 647, Song Tao Road, Zhang Jiang Hi-Tech Park, Pudong Shanghai, (2) Party B, China-Singapore Suzhou Industrial Park Ventures Co., Ltd, PRC, a limited liability company duly organized and validly existing under the laws of China whose principal office is located at 9th Floor Zhi Ye Plaza, 158# Wangdun Road, Suzhou Industrial Park, Jiangsu, PRC and (3)Party C, Infineon Technologies Central B.V., Netherlands, a holding company with limited liability formed in Netherlands, whose principal office is located at Westblaak 32, NL-3012 KM Rotterdam, The Netherlands, and
     The Parties hereby agree to amend the CJV by assigning the CJV from Party A to Party C, concerning Infineon Technologies (Suzhou) Co., Ltd. (hereinafter the “COMPANY”), established on 28 July 2003, on the terms and conditions set forth below.
Article 1 Definitions
     Unless the terms or the context of this Third Amendment otherwise provide, all capitalized terms shall have the same meaning as defined in the CJV.
Article 2 Parties
2.1 The Parties to this Third Amendment are:
     Party A: Infineon Technologies China Co. Ltd. (hereinafter IFCN)
     Place of Registration: No. 7, Lane 647, Song Tao Road, Zhang Jiang Hi-Tech Park,
     Pudong
     Legal Representative: Mr. Pow Tien Tee
     Party B: China-Singapore Suzhou Industrial Park Ventures Co., Ltd.
Place of Registration: 9th Floor Zhi Ye Plaza, 158# Wangdun Road,
Suzhou Industrial Park,
Jiangsu, PRC

Legal Address: 9th Floor Zhi Ye Plaza, 158# Wangdun Road,
Suzhou Industrial Park,
Jiangsu, PRC
     Legal Representatives:  Name: LIN Xianghong
Profession: Chairman of the Board of Directors
Nationality: Chinese
     Party C: Infineon Technologies Central B.V. (hereinafter IFCBV)
     Place of Registration: Westblaak 32
NL-3012 KM Rotterdam
The Netherlands
     Legal Address: Westblaak 32
NL-3012 KM Rotterdam
The Netherlands
     Legal Representatives:
1.	Name: Robert Hawliczek Profession: Company Executive Nationality: German

2.	Name: Marlies Schneider Profession: Company Executive Nationality: German
2.2 Representative and Warranties
(a)	Each Party hereby represents and warrants to the other Parties that:
(i)	it has the full right, power and authority to execute this Third Amendment; and

(ii)	its legal representative named above is duly authorized and empowered to sign, execute and give effect to the Third Amendment.
2.3 The Parties shall further execute on this Third Amendment to the Articles of Association of the Company.
2.4 The abbreviation of IFCBV shall replace IFCN throughout the CJV of the COMPANY.
Article 3 Assignment
     With effect from 1st April 2006, the Parties agree that the CJV shall be assigned from Party A to Party C and all the terms and conditions of the CJV shall apply to Party C, in place of Party A, provided that the original approval authority has granted approval on the share transfer between Party A and Party C. Party B agrees that it shall look to Party C as its contract partner for the CJV from 1st April 2006.
Article 4 Applicable Law
     The validity, interpretation and implementation of this Third Amendment shall be governed by the Laws and Regulations, but in the event that there are no Laws and Regulations governing a particular matter relating to this Third Amendment, reference shall be made to general international commercial practices.
Article 5 Miscellaneous
5.1 This Third Amendment is written in the English language in seven (7) originals, one (1) for each Party and the Company and four (4) for the Approval Authority, and in the Chinese language in seven (7) originals, one (1) for each Party and the Company and four (4) for the Approval Authority. Both the Chinese language and the English language versions shall be equally authentic.
5.2 This Third Amendment shall become effective upon the approval by the original approval authority.
     In WITNESS WHEREOF, the Parties hereto have caused this Third Amendment to be executed as of the date first above written by their duly authorized representatives.

[execution page]
Infineon Technologies Central B.V.

By	/s/ [ILLEGIBLE]
China-Singapore Suzhou Industrial Park Ventures Co., Ltd

[SEAL]

By	/s/ [ILLEGIBLE]
Witnessed by
Infineon Technologies China Co., Ltd

[SEAL]

By

Fourth Amendment to
Cooperative Joint Ventures Contract Dated 28 July 2003
On the Establishment of
Infineon Technologies (Suzhou) Co., Ltd.
(hereinafter referred to as the “Company”)
by and between
Infineon Technologies Central B. V.
AND
China-Singapore Suzhou Industrial Park Ventures Co., Ltd.
Dated April 18 2006

Preamble

Article 1.	Definitions
Article 2.	Parties
Article 3.	Change of Name
Article 4.	Applicable Law
Article 5.	Miscellaneous

Preamble
     This Fourth Amendment to Cooperative Joint Ventures Contract (this “Fourth Amendment”) dated 28th day of July, 2003 (hereinafter “CJV”) is entered into on April 18 2006, in accordance with the “Law of the Cooperative Joint Ventures of the People’s Republic of China,” by and between (1) Party A, Infineon Technologies Central B. V., Netherlands, a holding company with limited liability formed in Netherlands, whose principal office is located at Westblaak 32, NL-3012 KM Rotterdam, The Netherlands, and (2) Party B, China-Singapore Suzhou Industrial Park Ventures Co., Ltd, PRC, a limited liability company duly organized and validly existing under the laws of China whose principal office is located at 9th Floor Zhi Ye Plaza, 158# Wangdun Road Suzhou Industrial Park, Jiangsu, PRC.
Article 1 Definitions
     Unless the terms or the context of this Fourth Amendment otherwise provide, all capitalized terms shall have the same meaning as defined in the CJV.
Article 2 Parties
2.1 The Parties to this Fourth Amendment are:
     Party A: Infineon Technologies Central B. V.
     Place of Registration: Westblaak 32
NL-3012 KM Rotterdam
The Netherlands
     Legal Address: Westblaak 32
NL-3012 KM Rotterdam
The Netherlands
     Legal Representatives:
1.	Name: Robert Hawliczek Profession: Company Executive Nationality: German

2.	Name: Marlies Schneider Profession: Company Executive Nationality: German
     Party B: China-Singapore Suzhou Industrial Park Ventures Co., Ltd.
Place of Registration: 9th Floor Zhi Ye Plaza, 158# Wangdun Road

Suzhou Industrial Park
Jiangsu, PRC
     Legal Address: 9th Floor Zhi Ye Plaza, 158# Wangdun Road
Suzhou Industrial Park,
Jiangsu, PRC
     Legal Representatives:  Name: LIN Xianghong
Profession: Chairman of the Board of Directors
Nationality: Chinese
2.2 Representative and Warranties
(a)	Each Party hereby represents and warrants to the other Party that:
(i)	it has the full right, power and authority to execute this Fourth Amendment; and

(ii)	its legal representative named above is duly authorized and empowered to sign, execute and give effect to the Fourth Amendment.
2.3 The Parties shall further execute the Fourth Amendment to the Articles of Association of the Company.
Article 3 Change of Name
     With effect from the issuance of the new Business License, the Parties agree that the name of the Company shall be changed from “Infineon Technologies Suzhou Co., Ltd.” to “Qimonda Technologies (Suzhou) Co., Ltd.”. “Qimonda Technologies (Suzhou) Co., Ltd.” will replace “Infineon Technologies (Suzhou) Co., Ltd.” throughout the CJV.
Article 4 Applicable Law
     The validity, interpretation and implementation of this Fourth Amendment shall be governed by the Laws and Regulations, but in the event that there are no Laws and Regulations governing a particular matter relating to this Fourth Amendment, reference shall be made to general international commercial practices.
Article 5 Miscellaneous
5.1 This Fourth Amendment is written in the English language in six (6) originals, one (1) for each Party and the Company and four (4) for the Approval Authority, and in the Chinese language in six (6) originals, one (1) for each Party and the Company and four (4) the Approval Authority. Both the Chinese language and the English language versions shall be equally authentic.
5.2.	This Fourth Amendment shall become effective upon the approval by the original approval authority.
          In WITNESS WHEREOF, the Parties hereto have caused this Fourth Amendment to be executed as of the date first above written by their duly authorized representatives.
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[EXECUTION PAGE]
Shareholder;
Infineon Technologies Central B.V.

By	/s/ Mr Qian Ziyan Name: Mr Qian Ziyan (Under Power of Attorney)
China-Singapore Suzhou Industrial Park Ventures Co., Ltd
[SEAL]

By	/s/ Mr. Lin Xianghong Name: Mr. Lin Xianghong